KPMG Peat Marwick LLP
Suite 2000
1211 South West Fifth Avenue
Portland, OR 97204



December 31, 1997

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Americold Corporation and, under the date of May 2, 1997, we reported on the consolidated financial statements of Americold Corporation and subsidiary as of and for the years ended the last day of February 1996, and 1997. On December 23, 1997, our appointment as principal accountants was terminated. We have read Americold Corporation's statements included under Item 4 of its Form 8-K dated December 23, 1997, and we agree with such statements.


Very truly yours,

/s/ KPMG Peat Marwick LLP